Exhibit 10.3.1*

Certain identified information has been excluded from this exhibit pursuant to Item 601(b)(10) (iv) of Regulation S-K under the Securities Act of 1933, as amended, because the Registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***].”

Execution

No. N-1	Date of Issuance: August 19, 2024

US$10,000,000

FOR VALUE RECEIVED, vVARDIS Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Henry Schein, Inc., a Delaware corporation (the “Holder”), the principal sum of US$10,000,000, together with interest thereon from the date of this Note.

This Note is issued pursuant to, and is subject to, and incorporates, the provisions of that certain Note Purchase Agreement dated as of August 19, 2024, by and among the Company, the Holder and vVARDIS Holding AG (the “Parent”), a Swiss corporation (the “Purchase Agreement”). Capitalized terms not defined herein will have the meanings set forth in the Purchase Agreement. The principal amount of this Note may be increased on each PIK Accrual Date (as defined below).

1.
Interest. Interest shall accrue on the unpaid and outstanding balance of this Note commencing from the date hereof and continuing until repayment of this Note in full at a rate equal to eight percent (8%) per annum and shall, so long as any principal amount remains unpaid hereunder, be calculated and compounded to the then principal amount outstanding on each anniversary of the date hereof (each, a “PIK Accrual Date”). All such compounded interest on a PIK Accrual Date shall be recorded on Schedule 1 to this Note. Interest payable under this Note shall be calculated on the basis of a 360-day year assuming twelve equal 30-day months. Notwithstanding any other provision contained herein, in no event shall interest payable hereunder exceed the maximum rate permitted under applicable law. If the Company makes payments of interest, fees or other charges, however denominated, which are determined to result in an interest rate that exceeds the maximum rate of interest payable under applicable law, then any such excess is hereby waived by the Holder and shall automatically and from the date of payment be applied in reduction of the principal amount owing hereunder, or, if such excess is greater than the unpaid principal, the difference shall be repaid by the Holder to the Company.

2.
Maturity; Payment. Subject to Section 2.4 of the Purchase Agreement and Section 7 of this Note, all payments of principal and accrued interest hereunder will be due and payable in full on the Maturity Date.

3.
Reserved.

4.
Security. The payment obligations of the Company under this Note are secured pursuant to that certain Security Agreement, dated as of the date hereof, between the Company and the Holder (the “Security Agreement”). Reference hereby is made to the Security Agreement for a description of the nature and extent of the Collateral serving as security for this Note and the rights of the Holder with respect to such security.

5.
Parent Guarantee. The payment obligations arising under this Note are guaranteed by the Parent pursuant to the terms and conditions of the Parent Guarantee.

6.
Events of Default. Promptly following the Company becoming aware of an occurrence of any Event of Default (and in any event no later than three (3) business days thereof), the Company shall furnish to the Holder written notice of the occurrence thereof. The occurrence of any of the following shall constitute an “Event of Default” under this Note, unless and until otherwise waived by the Holder:

6.1
Failure to Pay. The Company shall fail to pay (i) any outstanding and unpaid principal payment when due or (ii) any interest payment or other payment required under the terms of the Note Documents within three (3) business days of any due date hereunder;

6.2
Breach of Covenant. Any Note Party shall breach any covenant or other obligation to be performed pursuant to this Note, the Purchase Agreement or the Security Agreement, and such breach shall not have been cured within thirty (30) days following the Company’s receipt of Holder’s written notice to the Company of such failure or after the Company has become aware of such failure;

6.3
Security Documents. The Security Agreement shall for any reason fail or cease to create a valid Lien on the Collateral in favor of the Holder or shall fail to remain in full force or effect or the validity or enforceability thereof shall be contested by the Note Parties;

6.4
Voluntary Bankruptcy or Insolvency Proceedings. The Note Parties shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it or (v) take any action for the purpose of effecting any of the foregoing clauses herein;

6.5
Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Note Parties or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Note Parties or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be challenged, dismissed or discharged within forty-five (45) days of commencement;

6.6
Distribution Agreement. The termination of (a) the Distribution Agreement, dated as of the date hereof, between the Company and Holder (the “Distribution Agreement’’) or (b) exclusivity in favor of the Purchaser under the Distribution Agreement;

6.7
Judgments and Attachments. The Company shall suffer any final non-appealable money judgment, writ, or warrant of attachment, or similar process involving payment of money in an amount in excess of US$3,000,000, which judgment, writ, or warrant of attachment shall materially impair the Collateral and shall not have been discharged, vacated, bonded or stayed the same within a period of sixty (60) days;

6.8
Breach of Representation or Warranty. Any of the representations and warranties made by the Note Parties pursuant to Section 5 of the Purchase Agreement shall be materially false when made; or

6.9
Dissolution. The dissolution or winding up of either Note Party.

7.
Rights of Holder Upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 6.4, 6.5, or 6.6) and at any time thereafter during the continuance of such Event of Default, Holder may by written notice to the Company, declare all outstanding amounts payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Note Documents to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Section 6.4 or Section 6.5, immediately and without notice, all outstanding amounts payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Note Documents to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Section 6.6, if the obligations under this Note have not been repaid in full (other than contingent indemnification and reimbursement obligations for which no demand had been made) within (a) the earlier of (i) the Maturity Date and (ii) one hundred twenty (120) days in the case of an Event of Default under Section 6.6(a) or (b) the earlier of (i) the Maturity Date and (ii) one hundred eighty (180) days in the case of an Event of Default under Section 6.6(b), then immediately and without notice, all outstanding amounts payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Note Documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Holder may exercise any other right, power or remedy granted to it by this Note, the Purchase Agreement or the Security Agreement or otherwise permitted to it by law, either by suit in equity or by action at law, in each case subject to the terms of the applicable documents.

8.
Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice between the Company and the Holder will be governed by the terms of the Purchase Agreement. Any amendment or waiver effected in accordance with this Section 8 shall be binding upon the Company, the Holder and each transferee of this Note.

9.
Successors and Assigns; Transfer of Note. This Note applies to, inures to the benefit of, and binds the respective successors and permitted assigns of the parties hereto; provided, however, that neither party shall be entitled to assign or transfer any of its rights or obligations except in accordance with the Purchase Agreement. Upon any permitted assignment and transfer of this Note, it shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

10.
Officers and Directors not Liable. In no event will any officer or director of the Parent or the Company be liable for any amounts due and payable pursuant to this Note.

11.
Limitation on Interest. In no event will any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law, and if any payment made by the Company under this Note exceeds such maximum rate, then such excess sum will be credited by the Holder against the principal of this Note.

12.
Tax. By entering into the Purchase Agreement, the Note Parties and Holder have assumed in bona fide that the interest payable is not and will not become subject to any tax deduction on account of Swiss Withholding Tax. Nevertheless, if a tax deduction is required by Swiss law to be made by a Swiss Obligor in respect of any amount payable under the Purchase Agreement, then:

12.1
the applicable interest rate in relation to that amount shall be the interest rate which would have applied in the absence of the recalculation pursuant to this Section 12, divided by one (1) minus the rate at which the relevant tax deduction is required to be made (where the rate at which the relevant tax deduction is required to be made is for this purpose expressed as a fraction of one (1) rather than as percentage);

12.2
the Swiss Obligor shall: (i) pay the relevant amount at the adjusted interest rate in accordance with Section 12.1 above and (ii) make the tax deduction on the amount calculated in accordance with this paragraph.

13.
Payment. Unless converted into the Company’s equity securities pursuant to the terms of the Purchase Agreement, payment shall be made in lawful tender of the United States.

14.
Expenses. If action is instituted to collect this Note, the Company promises to pay all reasonable costs and expenses, including, without limitation, reasonable and documented out-of-pocket attorneys’ fees and costs, incurred in connection with such action.

15.
Choice of Law; Proceedings. This Note, and all matters arising out of or relating to this Note, shall be subject to and governed as set forth in the Purchase Agreement.

16.
Arbitration. Any dispute, controversy, or claim arising out of, or in relation to, this Note shall be resolved by arbitration in accordance with the AAA rules of Arbitration in force on the date on which the notice of arbitration is submitted in accordance with these Rules. There shall a single arbitrator chosen by the Note Parties and Holder in accordance with AAA rules. The seat of the arbitration shall be Delaware. The arbitral proceedings shall be conducted in English.

17.
Approval. The Company hereby represents that its board of directors, in the exercise of its fiduciary duty, has approved the Company’s execution of this Note based upon a reasonable belief that the principal provided hereunder is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation. In addition, the Company hereby represents that it intends to use the principal of this Note primarily for the operations of its business, and not for any personal, family or household purpose.

18.
Counterparts. This Note may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Note.

19.
Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by email or confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the respective parties at the addresses shown on the signature pages hereto (or to such email address, facsimile number or other address as subsequently modified by written notice given in accordance with Section 8.4 of the Purchase Agreement).

[Signature page follows]

IN WITNESS WHEREOF, the Company has executed this Note as of the date set forth above.

vVARDIS INC.

By:	/s/ Dr. Haleh Abivardi Brönner
Name:	Dr. Haleh Abivardi Brönner
Title:	Board Member

Address:	2483 Coney Island Avenue, Brooklyn, NY 11223

Email address:	[***]

By:	/s/ Dr. Golnar Abivardi Signer
Name:	Dr. Golnar Abivardi Signer
Title:	Board Member

Address:	2483 Coney Island Avenue, Brooklyn, NY 11223

Email address:	[***]

Accepted and agreed to by:

HENRY SCHEIN, INC.

By:	/s/ Scott Sanders
Name:	Scott Sanders
Title:	VP, Global M&A and Business Development

Schedule 1 - PIK Accrual Dates

August 19, 2025
August 19, 2026

Schedule 2

Wire Instructions

[***]